CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Kinetics Portfolios Trust and to the use of our report dated February 11, 2005 on the financial statements and financial highlights of The Internet Portfolio, The Internet Emerging Growth Portfolio, The Paradigm Portfolio, The Medical Portfolio, the Small Cap Opportunities Portfolio, and The Kinetics Government Money Market Portfolio, each a series of shares of Kinetics Portfolios Trust. Such financial statements and financial highlights appear in the 2004 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information, which is a part of such Registration Statement.

/s/TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
January 31, 2006